Exhibit 99.1

Monarch Financial Holdings Completes

Capital Offering and Raises $20.0 Million

CHESAPEAKE, VIRGINIA (December 3, 2009) – Monarch Financial Holdings, Inc. (NASDAQ: MNRK) announced today that it has completed the public offering of its 7.80% noncumulative convertible perpetual preferred stock previously announced on October 14, 2009. In the offering, for which Scott & Stringfellow, LLC was the sole underwriter, the Company issued a total of 800,000 shares of its 7.80% noncumulative convertible perpetual preferred stock on December 3, 2009 at a price of $25.00 per share for gross proceeds of $20 million.

Monarch had initially filed to offer 650,000 shares of preferred stock, but decided to increase the offering to 700,000 shares due to strong demand. As the result of the underwriter’s full exercise of its option to purchase additional shares, the Company issued an additional 100,000 shares on December 3, 2009 at a price of $25.00 per share for additional gross proceeds of $2.5 million. The 700,000 shares sold, plus the underwriter’s full exercise of its option to purchase 100,000 additional shares, resulted in the sale of a total of 800,000 shares.

“We are encouraged by the strong demand for this offering and our ability to sell 23% more shares than originally filed,” stated Brad E. Schwartz, CEO of Monarch Bank. “Our ability to raise capital quickly and increase the size of the offering is a testament to Monarch’s strength. We are ready to use this capital to support loan demand as well as fund our overall growth plans.”

The annual dividend rate was set at 7.80% and each share may be converted into 3.125 shares of common stock, which equates to an $8.00 per share conversion price, subject to certain adjustments. The preferred shares have been approved for quotation on the Nasdaq Capital Market under the symbol “MNRKP”. The net proceeds from this offering will be used for general corporate purposes, including the possible redemption of the Company’s Series A preferred stock and warrant issued to the U.S. Treasury as part of the Capital Purchase Program.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. A copy of the prospectus may be obtained by contacting James A. Tyler at Scott & Stringfellow, LLC at (804) 780-3267.

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with two offices in Chesapeake, four offices in Virginia Beach, and two offices in Norfolk, Virginia. OBX Bank, a division of Monarch Bank, operates one office in Kitty Hawk, North Carolina. Services are also provided through over fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (monarchbank.com and OBXBank.com). Monarch Mortgage and our affiliated mortgage companies have eighteen offices with locations in Chesapeake, Norfolk, Virginia Beach (2), Fredericksburg, Suffolk, and Richmond, Virginia as well as Rockville (2), Bowie, Waldorf, Crofton, Gaithersburg and Greenbelt, Maryland, and Kitty Hawk, Charlotte, and Wilmington, North Carolina and Greenwood, South Carolina. Our subsidiaries/divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Home Mortgage Solutions, LLC (secondary mortgage origination), Monarch Investments (investment and insurance solutions), Real Estate Security Agency, LLC (title agency) and Monarch Capital, LLC (commercial mortgage brokerage). The shares of common stock of Monarch Financial Holdings, Inc. are publicly traded on the Nasdaq Capital Market under the symbol “MNRK”.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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Contact:	Brad E. Schwartz – (757) 389-5111, www.monarchbank.com
Date:	December 3, 2009